SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2022

CLEARSIGN TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock	CLIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2022, Bruce A. Pate notified the Board of Directors (the “Board”) of ClearSign Technologies Corporation (the “Company”) that he will resign effective August 1, 2022 (the “Effective Date”). At the time of his resignation, Mr. Pate was a member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (the “Nominating Committee”). His decision to resign is not the result of any disagreement with management or the Board related to the Company’s operations, policies, or practices.

In connection with Mr. Pate’s resignation, the Board, upon recommendation of the Nominating Committee, appointed Gary DiElsi as a new director to fill the vacancy created by Mr. Pate’s resignation.

As an independent director, Mr. DiElsi has also been appointed to serve as a member of the Board’s Audit Committee and Compensation Committee.

Since April 2018, Mr. DiElsi has served as Managing Member and Founder of Mountain Pass Energy Investing LLC, where he acts as an consultant and investment advisor. From July 2012 until April 2017, Mr. DiElsi served as Managing Director at Alinda Capital Partners, an infrastructure investment firm. At Alinda Capital Partners, Mr. DiElsi was on the Investment Committee for energy investments and was responsible for evaluation of opportunities and management of energy infrastructure investments, including due diligence, macro-strategy, structuring, monitoring, performance improvements. Further, while at Alinda Capital Partners, Mr. DiElsi oversaw a portfolio of a world-scale marine oil terminal, natural gas gathering, processing, pipelines, storage and liquid terminals and was a General Partner Martin Midstream (a public master limited partnership). Previously, Mr. DiElsi held numerous positions in other industries, such as private equity, major global enterprises, smaller industrial companies and startup ventures, including 6 years each at First Reserve Corporation and Oxbow Group, 12 years with Chevron Corporation, 2 years with Linde AG and 2 years with UOP. Mr. DiElsi also serves as a member of the Board of Directors of TopSail Energy, a private company. Mr. DiElsi has a Bachelor of Science (B.S.) in Mechanical Engineering (thermal sciences), Summa Cum Laude, as well as Master of Engineering in Mechanical Engineering, both from Rensselaer Polytechnic Institute.

In connection with his appointment, Mr. DiElsi received an offer letter from the Company, dated as of July 28, 2022 and effective as of the Effective Date (the “Offer Letter”), setting forth the terms of Mr. DiElsi’s services as a director and his compensation arrangement, which he accepted. Pursuant to the Offer Letter and in accordance with the Company’s director compensation policies, Mr. DiElsi will be granted restricted stock units under the Company’s 2021 Equity Incentive Plan valued at $15,000 on the grant date, which will be the first day of every quarter that Mr. DiElsi serves on the Board (the “Grant Date”). The Board may also award additional restricted stock units to Mr. DiElsi on the Grant Date, with values ranging from $750 to $1,875 per quarter, for serving on Board committees, as applicable.

The foregoing description of the Offer Letter does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Offer Letter, which is included as Exhibit 10.1 to this current report on Form 8-K.

There are no arrangements or understandings between Mr. DiElsi and any other person pursuant to which he was selected as a director. There are no family relationships between Mr. DiElsi and any of our officers and directors and there is no transaction between the Company and Mr. DiElsi that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

d)  Exhibits.

Exhibit No.	Description
10.1	Gary DiElsi’s Offer Letter
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARSIGN TECHNOLOGIES CORPORATION

Date: August 2, 2022	By:	/s/ Colin J. Deller
Colin J. Deller
Chief Executive Officer